UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2006

DynCorp International LLC

(Exact name of registrant as specified in its charter)

Delaware	333-127343	52-2287126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	8445 Freeport Parkway, Suite 400, Irving, Texas	75063
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 302-1460

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 12, 2006 DynCorp International LLC (the “Registrant”) entered into employment agreements with each of Stephen J. Cannon, Jay K. Gorman, Michael J. Thorne and Natale S. DiGesualdo, which are attached hereto as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively, and are incorporated herein by reference. The summary description of the employment agreements that follows is qualified in its entirety by reference to the employment agreements.

Each of the employment agreements is for an initial term of five years commencing on April 1, 2006 and ending at midnight on March 31, 2011. Following the initial term, each employment agreement is automatically renewed for additional one-year periods each April 1 unless either the Registrant or the executive delivers written notice of intent not to renew at least 90 days prior to the effective date of any renewal. Messrs. Cannon, Gorman, Thorne and DiGesualdo will be paid an annual base salary of $750,000, $475,000, $350,000, and $253,000, respectively. In addition, each of Messrs. Cannon, Gorman, Thorne and DiGesualdo will be eligible to receive an annual target bonus of 100%, 75%, 60%, and 50%, respectively, of his base salary multiplied by the ratio of actual performance to established performance targets.

If any of Messrs. Cannon, Gorman, Thorne or DiGesualdo is terminated without “cause” by the Registrant or resigns for “good cause,” as those terms are defined in the applicable employment agreement, in addition to receiving accrued base salary and accrued and unused vacation earned through the date of termination and a pro rated portion of his annual bonus based on the Registrant’s projected performance through the date of termination, after executing an irrevocable waiver and release of claims, he will be entitled to:

(1)	a payment equal to two times the sum of his base salary and target bonus for the year of termination, payable in two equal lump sum payments, the first on the first payroll date that is six months following the date of termination and the second on the first payroll date that is twelve months following the date of termination;

(2)	to the extent that the Registrant adopts a stock option plan in the future, exercise any vested stock options to purchase stock in the Registrant or any equivalent or similar vested rights that appreciate or tend to appreciate as the value of the Registrant’s common stock appreciates for a period of ninety days; and

(3)	reimbursement from the Registrant for the same portion of his health insurance premium that the Registrant paid during his employment until the earlier of (i) the last day that the executive is entitled to health care continuation coverage under the Consolidated Omnibus Budge Reconciliation Act of 1985 and (ii) the date on which he becomes covered under any other group health plan (as an employee or otherwise).

If any of Messrs. Cannon, Gorman, Thorne or DiGesualdo is terminated for any other reason, or resigns without “good cause” other than retirement, death or disability, neither he nor his estate will be entitled to any severance payments other than accrued salary and accrued and unused vacation earned through the date of termination. If any of the executives retires, dies or becomes disabled, he or his estate, in addition to receiving accrued base salary and accrued and unused vacation earned through the date of termination, after executing an irrevocable waiver and release of claims, will be entitled to (i) receive a pro rata portion of the executive’s annual bonus based on the Registrant’s projected performance through the date of termination and (ii) to the extent that the Registrant adopts a stock option plan in the future, exercise any vested stock options to purchase stock in the Registrant or any equivalent or similar vested rights that appreciate or tend to appreciate as the value of the Registrant’s common stock appreciates for a period of ninety days.

Under the employment agreements, each of Messrs. Stephen J. Cannon, Gorman, Thorne and DiGesualdo agrees not to employ or solicit for employment any employee of the Registrant during his employment and for a period of one year following his termination of employment for any reason.

In connection with the initial public offering of Class A common stock by the Registrant’s parent, DynCorp International Inc., the executive committee of the board of directors of DynCorp International Inc. approved a special cash bonus of $3.125 million in aggregate principal amount to certain executive officers and other employees of the Registrant. Of that amount, Messrs. Cannon, Gorman and Thorne will receive $1,000,000, $750,000 and $500,000, respectively.

Item 9.01	Financial Statements and Exhibit

(d)	Exhibits

The following exhibit is furnished herewith:

10.1	Employment Agreement effective as of April 12, 2006, between DynCorp International LLC and Stephen J. Cannon

10.2	Employment Agreement effective as of April 12, 2006, between DynCorp International LLC and Jay K. Gorman

10.3	Employment Agreement effective as of April 12, 2006, between DynCorp International LLC and Michael J. Thorne

10.4	Employment Agreement effective as of April 12, 2006, between DynCorp International LLC and Natale S. DiGesualdo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DynCorp International LLC.

Date: April 17, 2006	/s/ Michael J. Thorne
Michael J. Thorne Senior Vice President, Chief Financial Officer, and Treasurer (principal financial and accounting officer)